Exhibit 99.1

News Release

Contact: Phone: Release:	David Higie (412) 269-6449 Immediate (Nov. 11, 2008)
BAKER RESPONDS TO CHAPTER 11 BANKRUPTCY FILING OF STORM CAT ENERGY
     PITTSBURGH — Michael Baker Corporation (NYSE Alternext US:BKR) today provided the following response to the Chapter 11 bankruptcy filing of one of its Energy segment’s managed services clients, Storm Cat Energy (USA).
     “As indicated in Michael Baker Corporation’s (the Company’s) Form 10-Q for the quarter ended September 30, 2008, which was filed with the Securities and Exchange Commission on the morning of November 10, 2008, one of the Company’s clients in its Energy segment’s domestic managed service business has been past due on its accounts receivable balances and has been experiencing liquidity issues. The Company’s total receivables and unbilled revenues due from this client, Storm Cat Energy, amounted to $8.3 million as of September 30, 2008. Subsequent to September 30, the Company received a payment from Storm Cat of $1.3 million. On the afternoon of November 10, Storm Cat filed a voluntary petition for reorganization under Chapter 11 of the United States bankruptcy code. The Company currently is assessing any potential impact of this action on the obligations owed to the Company and the Company’s ongoing business with Storm Cat.”
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, transportation, water, and oil & gas. With more than 4,500 employees in over 50 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.
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